EXHIBIT 99.2

Novelos Therapeutics Announces Closing of $4.0 million Private Placement

MADISON, Wis. (February 07, 2014) – Novelos Therapeutics, Inc. (OTCQX: NVLT) a pharmaceutical company developing novel agents for the treatment and diagnosis of cancer, is pleased to announce that it has closed the previously disclosed non-brokered private placement of two-year, 8% convertible debentures and warrants, raising gross proceeds of $4.0 million.

The convertible debentures have a maturity date of February 6, 2016 and are convertible into common shares of Novelos at a price of $0.50 per share at any time. Additionally, each debenture holder received a warrant to purchase a number of shares equal to 100% of the shares issuable upon conversion of the debenture. Warrants are exercisable at $1.00 per share following the conversion of the debentures and expire five years from the date of issuance. The Company may compel, within 21 months of issuance, the conversion of the outstanding debentures upon closing on gross proceeds of at least $8 million in subsequent financing.

About Novelos Therapeutics, Inc.

We are a pharmaceutical company developing novel agents for the treatment and diagnosis of cancer. Our cancer-targeted compounds are selectively taken up and retained in cancer cells, including cancer stem cells. I-124-CLR1404 (LIGHT) is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent. LIGHT Phase 1-2 clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 (HOT) is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells and cancer stem cells. Results from a HOT Phase 1b dose-escalation trial in patients with advanced solid tumors are anticipated in the first quarter of 2014. CLR1502 (GLOW2) is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. Together, we believe our compounds are able to “find, treat and follow” cancer anywhere in the body in a novel, effective and highly selective way. For additional information please visit www.novelos.com

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Novelos Therapeutics, Inc.

Phone: (347) 204-4226

Email: kmcneil@novelos.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2012 and in our subsequent quarterly reports on Form 10-Q. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

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